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                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                      FIRST REPUBLIC INVESTMENT CORPORATION

     The undersigned natural person acting as incorporator of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

                                    ARTICLE 1

                                      NAME

     The name of the Corporation is First Republic Investment Corporation.

                                    ARTICLE 2

                  INITIAL RESIDENT AGENT AND REGISTERED OFFICE

     The name of the initial resident agent of the Corporation, a corporate resident of the State of Nevada, whose business address is 1100 Bank of America Plaza, 50 West Liberty Street, Reno, Washoe County, Nevada 89501, is LIONEL SAWYER & COLLINS.

                                    ARTICLE 3

                                     PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity in which corporations may engage under the laws of the State of Nevada, including, without limitation or obligation to do so, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code").

                                    ARTICLE 4

                   AUTHORIZED SHARES AND ASSESSMENT OF SHARES

     Section 4.01.  Authorized Shares. The aggregate number of shares that the
                    -----------------
Corporation shall have the authority to issue is 25,000,000 shares of Common Stock with a par value of $ .01 per share and 5,000,000 shares of Preferred Stock with a par value of $ .01 per share.

     Section 4.02.  Rights and Restrictions of Preferred Stock. The Preferred
                    ------------------------------------------
Stock may be made subject to redemption at such time or times and at such price or prices, and may be issued in such series, with full or limited voting powers, or without voting powers and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

     Without limiting the foregoing:

          (a) The holders of Preferred Stock or any class or series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, and cumulative or noncumulative as shall be so expressed.

          (b) The holders of the Preferred Stock or any class or series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

          (c) Any Preferred Stock or any class or series thereof, if there are other classes or series, may be made convertible into, or exchangeable for, shares of any other class or classes or of any other


                                       2

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series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in the resolution or resolutions providing for the issue of such stocks adopted by the board of directors.

     Section 4.03.  Assessment of Shares. The capital stock of the Corporation,
                    --------------------
after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no capital stock issued as fully paid up shall ever be assessable or assessed.

     Section 4.04.  Denial of Preemptive Rights. No shareholder of the
                    ---------------------------
Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to shareholders pursuant to NRS 78.265 or any successor statute.

                                   ARTICLE 5

                            DATA RESPECTING DIRECTORS

     Section 5.01.  Style of Governing Board. The members of the governing board
                    ------------------------
of the Corporation shall be styled Directors.

     Section 5.02.  Initial Board of Directors. The initial Board of Directors
                    --------------------------
shall consist of five (5) members.

     Section 5.03.  Names and Addresses. The names and addresses of the persons
                    -------------------
who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:


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                     Name                           Address
                     ----                           -------

           James Baumberger                 2510 South Maryland Parkway
                                            Las Vegas, Nevada 89109

           Dianne English                   2510 South Maryland Parkway
                                            Las Vegas, Nevada 89109

           Willis H. Newton, Jr.            111 Pine Street
                                            San Francisco, California 94111

           Edward J. Dobranski              111 Pine Street
                                            San Francisco, California 94111

           Jerry Lykins                     2030 Michigan Way
                                            Las Vegas, Nevada 89109

     Section 5.04.  Increase or Decrease of Directors. The number of Directors
                    ---------------------------------
of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

                                   ARTICLE 6

                       LIABILITY OF DIRECTORS AND OFFICERS

     No director or officer shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article 5 shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE 7

                RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

     Section 7.1. Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:


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          Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by
          Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

          Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to
          Section 7.3.6 provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Charter. The term "Charter" shall, mean the Articles of Incorporation of the Corporation, as the same may be amended from time to time.

          Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by
          Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own" and "Constructively Owned" shall have the correlative meanings.


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          Excepted Holder. The term "Excepted Holder" shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

          Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to
          Section 7.2.7.

          First Republic. The term "First Republic" shall mean First Republic Bank, a Nevada state chartered bank.

          Initial Date. The term "Initial Date" shall mean the date upon which these Articles of Incorporation are filed with the Secretary of State of Nevada.

          Market Price. The term "Market Price" on any date shall mean with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE, or if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the


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

          over-the-counter market, as reported by the Nasdaq Stock Market, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such system is no longer in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

          NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc.

          Ownership Limit. The term "Ownership Limit" shall mean (i) with respect to the Common Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock, and (ii) with respect to the Preferred Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Preferred Stock. The value of the outstanding shares of Common and Preferred Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in
          Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
          Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

          Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of
          Section 7.2.1(a), would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

          REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

          Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law of otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.


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          Trust. The term "Trust" shall mean any trust provided for in Section
          7.3.1.

          Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

     Section 7.2.   Capital Stock.

     Section 7.2.1. Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

          (a) Basic Restrictions.

          (i) Except as otherwise provided in Section 7.2.7. (1) no Person, other than First Republic or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

          (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

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

          (iii) Notwithstanding any other provisions contained herein (except
          Section 7.4), any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

          (b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through then facilities of the NYSE or any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii):

          (i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such person shall acquire no rights in such shares; or

          (ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.


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

     Section 7.2.2. Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other events in violation of
Section 7.2.1. shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or nonaction) by the Board of Directors or a committee thereof.

     Section 7.2.3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

     Section 7.2.4. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

          (a) every owner of more than 0.5% (or such other percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of any class or series of

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Capital Stock, within 30 days after June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and

          (b) each person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to comply with requirements of any taxing authority or government authority or to determine such compliance.

     Section 7.2.5. Remedies Not limited. Subject to Section 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

     Section 7.2.6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or
Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2. or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2, or 7.3.


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     Section 7.2.7. Exceptions. (a) Subject to Section 7.2.1(a)(ii), the Board
of Directors of the Corporation (or its designee), in its sole discretion, may exempt a Person from the Ownership Limit and may establish or increase an Excepted Holder Limit for such person if:

          (i) the Board of Directors obtains such representations, and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii).

          (ii) such person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact for this purpose. A tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation; and

          (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

          (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation (or its designee) may (but is not obligated to) require a ruling from the Internal Revenue

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Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors (or its designee) in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors (or its designee) may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

          (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Preferred Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

          (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

     Section 7.2.8. Increase in Ownership Limits. The Board of Directors may from time to time increase the Ownership Limit.

     Section 7.2.9. Legend. Each certificate for shares of Preferred Stock shall bear substantially the following legend:

     The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the

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     Corporation's Charter, (i) no Person may Beneficially Own or Constructively
     Own Common Stock of the Company in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) with respect to any class or series of Preferred Stock, no Person may Beneficially or Constructively Own more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Common Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

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     Section 7.3.   Transfer of Capital Stock in Trust.

     Section 7.3.1. Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

     Section 7.3.2. Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

     Section 7.3.3. Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Nevada law, effective as of the date that the shares of Capital Stock have been transferred


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to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     Section 7.3.4. Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise of other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in Trust. Any net sales proceed in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that


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

such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

     Section 7.3.5. Purchase Right in the Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     Section 7.3.6. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     Section 7.4. NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

     Section 7.5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.


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

     Section 7.6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                   ARTICLE 8

            ELECTION NOT TO BE GOVERNED BY CORPORATE COMBINATIONS ACT

     The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

                                   ARTICLE 9

                          DATA RESPECTING INCORPORATORS

     The name and address of the incorporator of the Corporation is as follows:

          Name                               Address
          ----                               -------
          Steven R. Rausch                   Lionel Sawyer & Collins
                                             50 W. Liberty St., Ste 1100
                                             Reno, NV 89501

          EXECUTED this _____ day of April, 1999.

                                             __________________________________
                                             Steven R. Rausch


STATE OF NEVADA

COUNTY OF WASHOE

     This instrument was acknowledged before me on ______________, 1999 by Steven R. Rausch.


                                             __________________________
                                             NOTARY PUBLIC

                                             My Commission expires: ___________.


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

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                      FIRST REPUBLIC INVESTMENT CORPORATION

                            BEFORE PAYMENT OF CAPITAL

     The undersigned, being the sole incoporator of FIRST REPUBLIC INVESTMENT CORPORATION, a Nevada corporation (the "Corporation"), does hereby declare and state as follows:

     1. That the Articles of Incorporation of the Corporation were duly filed with the Nevada Secretary of State on April 19, 1999.

     2.   That to this date, no stock of the Corporation has been issued.

     3. That the Articles of Incorporation of the Corporation are hereby amended as follows:

             ARTICLE 1 thereof is amended to read, in its entirety:

                                    ARTICLE 1

                                      NAME

          The name of the corporation is:

          FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

     4.   That this certificate is made pursuant to Nevada Revised Statutes
          Section 78.380.

     DATED: APRIL 29, 1999.

                         ____________________________________
                         Steven R. Rausch- Incorporator

STATE OF NEVADA

COUNTY OF WASHOE

         This instrument was acknowledged before me on April 29, 1999 by Steven
R. Rausch as the Incorporator of FIRST REPUBLIC INVESTMENT CORPORATION.

                         ____________________________________
                                  NOTARY PUBLIC


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